TERM SHEET

ACQUISITION OF ASSETS OF PREDICTIVE BIOTECH BY HLTT AND RELATED TRANSACTIONS

December 30, 2021

HLTT:	Healthtech Solutions, Inc., a Utah corporation
Newco	Newco, Inc., to-be-organized initially as a wholly-owned subsidiary of HLTT
PTG:	Predictive Technology Group, Inc.
Biotech:

Predictive Biotech, Inc., a wholly-owned subsidiary of PTG that holds the assets of PTG’s wound-care business and other assets.

Recitals:

Newco intends to purchase all wholly owned Biotech assets related to wound-care, which are:  Amniobind, next generation Amniobind, and injectable regenerative medicine products only to the extent these are indicated for wound care; as well as wholly owned Biotech: IP, IT and equipment for producing Amniobind and next generation Amniobind and injectable regenerative medicine products only to the extent these are indicated for wound care – (collectively the “Wound Care Assets”).  Section (a) of the Transaction section is directed to the asset purchase.

Newco and Biotech intend that HLTT have a three-year option to purchase, for a Nominal Sum, the capital stock of Biotech (after transfer, from Biotech to PTG or an entity designated by PTG, of Biotech Non-Wound Care Assets).  “Nominal Sum” is ten U.S. dollars ($10.00).  Section (b) of the Transaction section is directed to this three-year option. Biotech “Non-Wound Care Assets” include assets related to treatment of  ~~XXXXXXXXXXXXXX~~. Section (b) of the Transaction section is directed to this three-year option.

Newco intends to lease or sublease, through one or more leases or subleases, the lab areas in the current Biotech facility as these cannot be purchased from Biotech because they are not owned by Biotech.  Section (c) of the Transaction section is directed to leasing and subleasing of lab areas.

Newco intends to non-exclusively license, sublicense, lease, or sublease equipment that is not owned by Biotech but is used for the production of Wound Care Assets – for example ~~XXXXXX~~ owned equipment.  Section (d) of the Transaction section is directed to non-exclusive licensing, sublicensing, leasing, or subleasing equipment that is not owned by Biotech but is used for the production of Wound Care Assets.

Newco and PTG and Biotech intend that the purchase agreement will give HLTT a right of first offer with respect to acquisition of the Biotech Non-Wound Care Assets, which will terminate in three years.  Section (e) of the Transaction is directed to the right of first offer.

HLTT and PTG and Biotech intend to enter into a three -year option to purchase CellSure for a Nominal Cost, where the “Nominal Cost” is ten U.S. dollars ($10.00).  Section (f) of the Transaction is directed to this option.

Transaction:

(a) Purchase by Newco of all wholly owned Biotech assets related to wound-care which are:  Amniobind, next generation Amniobind, and injectable regenerative medicine products only to the extent these are indicated for wound care; as well as wholly owned Biotech: IP, IT and equipment for producing Amniobind and next generation Amniobind and injectable regenerative medicine products only to the extent these are indicated for wound care – (collectively the “Wound Care Assets”).

(b) HLTT shall have a three year option to purchase the capital stock of Biotech (after transfer to PTG or an entity designated by PTG of Biotech Non-Wound Care Assets) for a Nominal Sum, where the “Nominal Sum” is ten U.S. dollars ($10.00).  Biotech “NonWound Care Assets” include assets related to treatment of ~~XXXXXXXXXXXXXXXX~~ for all non-wound care indications.

(c) In addition to the purchase in (a) of this Transaction section, Newco will separately lease or sublease, through one or several leases or subleases, the areas encompassing the two lab areas in the current Biotech facility.

 (d) Newco will non-exclusively license, sublicense, lease, or sublease equipment that is not owned by Biotech but is used for the production of Wound Care Assets – for example ~~XXXXXXX~~ owned equipment.

(e) HLTT shall have a right of first offer with respect to acquisition of the Biotech Non-Wound Care Assets, which right will terminate in three years.

(f) HLTT shall have a three -year option to purchase CellSure for a Nominal Cost, where the “Nominal Cost” is ten U.S. dollars ($10.00).

Consideration to Biotech for Assets and Option

Shares of Newco common stock, representing 30% of the equity in Newco (the “PTG Shares”). Until Newco achieves six (6) contiguous months that average positive cash flow, or $3.5 million has been contributed as capital to cover the operating costs of Newco and Biotech, the PTG Shares will continue to represent 30% of the equity in Newco. After that point, PTG will have a right to participate in future financings on a pro rata basis.

Management Agreement

Biotech, CellSure, PTG and HLTT will enter into a management agreement allocating to HLTT managerial control over the operations of both CellSure and Biotech (other than marketing of products for Newco and management of the Biotech Non-Wound Care Assets) in exchange for a Nominal Fee. Newco will immediately retain regulatory counsel and prioritize regulatory and reimbursement strategies. “Nominal Fee” is ten U.S. dollars ($10.00).

Working Capital

HLTT will provide sufficient and ongoing working capital to Newco and Biotech until (a) Newco achieves 6 contiguous months that average positive cash flow or (b) HLTT’s total contribution is $3.5 million or (c) HLTT reasonably determines that market conditions make it unlikely that Newco will be financially successful. In the event of (c), PTG may assume managerial control of Newco and provide working capital. If Newco achieves positive cash flow under PTG control, HLTT will assign to PTG that number of Newco shares as will cause the ratio of HLTT’s ownership to PTG’s ownership (excluding the 30% issued to PTG in the Transaction) to equal the ratio of HLTT’s capital contributions to PTG’s capital contributions.

Lien Release

HLTT has negotiated with Tyumen Holdings terms on which Tyumen Holdings will release its lien on the Wound Care Assets of Biotech. Accomplishment of the lien release will be a condition to closing of the transaction. PTG’s board and Biotech’s board have agreed to the negotiated terms.

Distribution by Biotech

Biotech or PTG (but after exercise of the option for Biotech, PTG only or its designee) will be exclusive distributor for accounts to be specified in a side letter or the purchase agreement (the “Specified Accounts”).  Sales to the Specified Accounts are exclusive to Biotech or PTG (but after exercise of the option for Biotech, PTG only or its designee) and cannot be made by Newco or through a third party to which Newco has directly or indirectly sold or transferred product.

Production capacity (on a monthly basis totaling 100%), shall be divided such that Newco is allocated 80% of monthly production capacity for sales to accounts other than Specified Accounts; and Biotech and PTG are allocated 20% of monthly production capacity for sales to Specified Accounts, with the proviso that if either party is unable to sell all of its allocated  production capacity for a given month, the other party  may effect sales that utilize  the unused production capacity.  Production capacity (on a monthly basis), for purposes of this paragraph, shall not be less than the current estimated capacity utilized by Biotech for production of Amniobind.

The initial royalty rate will be 20% of gross margin for sales of products to the Specified Accounts for the first three years starting from first commercial sale after issuance of a Q code, then declining 2% per year from year four to year 10 and continuing at industry standard rate for sales commissions thereafter. Except as stated in “Financing” below, royalties will be applied to satisfaction of Biotech or PTG payables or working capital needs.  Royalties are payable on a monthly basis to Biotech or PTG (but after exercise of the option for Biotech, to PTG only or its designee).

Financing

In consideration of the commitments by PTG and Biotech in this Term Sheet, HLTT covenants to provide the following financing:

(a)

Within one business day after the execution of this Term Sheet, HLTT shall loan $100,000 to PTG and Biotech (the “Term Sheet Loan”).

(b)

On December 31, 2021, HLTT shall pay to Biotech an amount equal to the payroll payable by Biotech on that date.

(c)

Within one business day after execution of the purchase agreement, HLTT shall loan $150,000 to PTG and Biotech (the “Contract Loan”)

(d)

Within one week after a Q Code is issued to Biotech providing for reimbursement of patient sales of Amniobind at a rate equal to or exceeding $100 per cm2. HLTT shall loan $250,000 to PTG and Biotech (the “Q Code Loan”)

PTG and Biotech shall be jointly and severally liable for the Term Sheet Loan, the Contract Loan, and the Q Code Loan (the “Loans”); provided that upon HLTT’s purchase of Biotech, PTG shall assume sole liability for any unpaid balance of the Loans.

25% of all royalties payable pursuant to the Distribution by Biotech section of this Term Sheet shall be offset as a credit against the Loans until satisfied in full.

Due Diligence:

Each party hereto shall make available to the other party hereto and its representatives (including attorneys and accountants), upon request, all documents, instruments, books and records, financial and otherwise, relating to the business of such party. HLTT and PTG will cooperate in facilitating the due diligence reviews of each, with the goal of completing initial due diligence reviews and promptly thereafter executing the purchase agreement. Parties may carry on confirmatory due diligence after execution of the purchase agreement and until closing.

Closing Date:

The “Closing Date” will occur on January 7, 2022, subject to satisfaction of all conditions to closing set forth in the purchase agreement. At the closing all purchased wholly owned Biotech assets will be transferred to Newco.

Termination:

This Term Sheet and the purchase agreement will terminate (a) upon notice by either party that its due diligence review has disclosed a material breach by the other party, or (b) on January 31, 2022 if the Closing Date has not yet occurred

Confidentiality:

The confidentiality provisions will survive for three years running from the effective date of his term sheet, even if the term sheet terminates and/or the purchase agreement is not consummated.

Each party agrees to keep the other party’s confidential information strictly confidential for a time period of three years from execution of this term sheet.  The parties agree that a breach of confidential information constitutes an irreparable harm and that an injured party may seek all available judicial relief, including but not limited to injunction and damages.  Parties may share confidential information with their attorneys, employees, investors, accountants, and agents so long as these are bound to confidentiality by a written agreement containing terms at least as strict as those herein.  In the event that the transaction is not consummated, each receiving party will, at the disclosing party’s request, promptly destroy or return to the disclosing party all documents and other materials obtained from them in connection therewith.

Exclusivity

In consideration of HLTT incurring expenses in connection with a possible transaction, as contemplated hereunder, PTG and Biotech agree that they shall not, prior to January 31, 2022, negotiate any disposition of Biotech or a material part of its assets or enter into any agreement with any other party with respect to the sale or other disposition of Biotech or a material part of its assets.

Costs:	Each party shall be responsible for its own costs in connection with consummating the proposed Transaction.

The undersigned parties have executed this Term Sheet to express their agreement regarding the terms and conditions on which the Transaction will be completed. These terms and conditions will be binding on all parties except to the extent they are modified by mutual agreement in the Purchase Agreement, which shall also contain such supplemental terms to which the Parties agree.

Parties recognize that this term sheet is intended to broadly lay out terms to be incorporated into the drafted purchase agreements.  The purchase agreement may contain additional terms and may expand, clarify, or expand and clarify certain terms within this term sheet.

HEALTHTECH SOLUTIONS, INC.

By: /s/___________________________

Manuel Iglesias, CEO

PREDICTIVE TECHNOLOGY GROUP, INC.

By: /s/___________________________

Bradley C. Robinson, CEO

PREDICTIVE BIOTECH, INC.

By: /s/___________________________

Bradley C. Robinson, CEO